                                DIRECTION FORM
                       To Tender Shares of Common Stock
                                      of
                                Telesoft Corp.

                        ------------------------------
                         SIGNATURE REQUIRED ON PAGE 4
                        ------------------------------

                                                                February 4, 2000

Re:  Telesoft Corp. Profit Sharing Plan (the "Plan")

Dear Plan Participant:

     As you may have heard, Telesoft Corp. (the "Company") has made an offer to purchase up to 2,300,000 shares of common stock of the Company at a price not in excess of $7.50 nor less than $7.00 per share. The offer is commonly referred to as a "Dutch auction" tender offer. The enclosed Offer to Purchase dated February 4, 2000 and the related Letter of Transmittal enclosed with this Direction Form (which, together with the Offer to Purchase, constitute the "offer"), describe the offer in greater detail.

     When reviewing the enclosed materials, please keep the following points in mind:

     As a Plan participant, you have the right, under the terms of the Plan, to decide whether or not to direct Joseph W. Zerbib, Thierry Zerbib and Irene Loeb, as co-trustees for the Plan (the "co-trustees"), to tender shares reflecting your interest in the Plan credited to your individual account. Only the co-trustees can actually tender the shares attributable to your individual account.

     If you decide to direct the co-trustees to tender any or all of the shares attributable to your interest in the Plan, you will be entitled:

     . to specify the price or prices (within the limits of the tender offer) at which they should be tendered;
     . to accept the price to be paid to all stockholders whose shares will be purchased; or
     . to authorize the co-trustees to determine a price (which could be as low as $7.00 per share).

If you do not direct the co-trustees whether to tender your shares, they will make the decision on your behalf. Refer to the instructions below.

     Although the offer is not scheduled to expire until 12:00 Midnight, New York City time, on Monday, March 6, 2000, unless extended, in order for the co-trustees to timely render shares attributable to your interest in the Plan, Kris Cecil, Telesoft's Controller, who is acting as agent in tabulating the Direction Forms, must receive this Direction Form by 5:00 p.m., Phoenix time, on Friday, March 3, 2000, unless the deadline is extended. See Section 16 of the Offer to Purchase.

     If Kris Cecil does not receive a completed, dated and signed original Direction Form by 5:00 p.m., Phoenix time, on Friday, March 3, 2000, unless extended, then, in accordance with the terms of the Plan, the co-trustees will determine in their sole discretion whether and at what prices to tender shares for which they have not received timely instructions from participants.

     If you require additional information concerning the terms and conditions of the offer, please call or e-mail Beacon Hill Partners, Inc., the Information Agent, at 800-755-5001, 212-843-8500 or tender@bhpweb.com. If you require additional information concerning the procedure for tendering the shares attributable to your individual account or the Plan, please call Kris Cecil, Telesoft's Controller, at 602-308-2100.

     Before completing this Direction Form, please read carefully the accompanying Offer to Purchase and all other enclosed materials.

     IMPORTANT: If you direct the co-trustees to tender Plan shares attributable to your individual account and they are purchased by the Company, any proceeds will be reinvested in the Merrill Lynch Retirement Preservation Trust under the Plan as soon as administratively practicable and such investment will be credited to your individual Plan account. Only then will you be able to instruct the co-trustees to invest any proceeds of the sale of shares attributable to your individual account in other investment options offered under the Plan.

     You may call Michelle Brice in Telesoft's Payroll Department at 602-308-1126 after the account reconciliation is complete, which is expected to be no earlier than three business days after the co-trustees receive the proceeds, to have the proceeds of the sale of shares invested in other investment options offered under the Plan.

     While you will not recognize any immediate tax gain or loss as a result of this tender offer, the tax treatment of your future withdrawals or distributions from the Plan may be adversely impacted by a tender and sale of shares in the Plan. Specifically, under current federal income tax rules, if you receive a distribution from the Plan of shares that have increased in value while they were held by the Plan, under certain circumstances you may have the option of not paying tax on this increase in value, which is called "net unrealized appreciation," until you sell the shares. When the shares are sold, any gain up to the amount of the untaxed net unrealized appreciation is taxed as long-term capital gain. If shares attributable to your individual account are purchased by the Company in the offer, you will no longer be able to take advantage of this tax benefit.

     Each Direction Form received by our agent, Kris Cecil, will be held in confidence and will not be released or divulged to any directors, officers, employees or other representatives of the Company. Please contact Michael F. Zerbib at 602-308-2100 if you have been subject to pressure or coercion by any party or if you are concerned about the confidentiality of instructions to Kris Cecil or us.

     The Board of Directors of the Company has approved the offer. However, you must make your own decision whether to tender shares, the number of shares to tender and the price or prices at which shares should be tendered. Neither the Company, its Board of Directors, the co-trustees, Kris Cecil, as our agent in tabulating the Direction Forms, nor any other party makes any recommendations to you as to whether or not to tender shares or the price or prices at which to tender.

                             ______________________

                                  INSTRUCTIONS

     Carefully complete this Direction Form below. To assure that your Direction Form can be processed on time, please be sure to sign and date the form and return it to Telesoft Corp., 3443 North Central Avenue, Suite 1800, Phoenix, Arizona 85012, Attention: Kris Cecil, not later than 5:00 p.m., Phoenix time on Friday, March 3, 2000, unless extended. Even if you decide not to participate in the offer, you should complete and return this Direction Form. If Kris Cecil does not receive a completed, dated and signed original Direction Form from you by such deadline, then, in accordance with the terms of the Plan (as defined herein), the co-trustees (as defined herein) will determine in their sole discretion whether and at what price to tender shares for which they have not received timely instructions from participants.

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

     The method of delivery of this document is at the election and risk of the Plan participant. No facsimile transmissions of this Direction Form will be accepted. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to assure delivery by 5:00 p.m., Phoenix time, on Friday March 3, 2000.

Withdrawal

     If you submit a Direction Form to Kris Cecil directing the co-trustees to tender Plan shares attributable to your individual account and later decide to withdraw your tender, you must follow the following procedures for your withdrawal to be effective. Kris Cecil must receive a written notice of withdrawal by 5:00 p.m., Phoenix time, on Friday, March 3, 2000, unless extended. See Section 16 of the Offer to Purchase. Such notice of withdrawal must specify your name, the number of Plan shares attributable to your individual account which you directed the co-trustees to tender, the number of such shares withdrawn and the name of the Plan in which you participate.

Further Information

     If you have any questions after reviewing the materials, contact Beacon Hill Partners, Inc., the Information Agent for the tender offer, at 212-843-8500, 800-755-5001 or tender@bhpweb.com with respect to questions on the procedure for tendering the shares attributable to your individual account or the terms and conditions of the offer. Questions with respect to the Plan should be directed to Kris Cecil, Telesoft's Controller, at 602-308-2100.

     The approximate number of shares reflecting your interest in the Plan attributable to your individual account as of January 12, 2000, is shown to the right of your address.

--------------------------------------------------------------------------------

[ ]  1.   Please DO NOT TENDER, but continue to HOLD all shares credited to my individual Plan account.

[ ]  2.   Please TENDER ________________ shares (including fractional shares, if any) credited to my individual Plan account at the purchase price determined by the "Dutch auction" tender process as described in the Offer to Purchase. If this box is checked and no number is entered in the blank, all shares which are credited to your individual Plan account will be tendered in accordance with the previous sentence.

[ ]  3.   Please TENDER ________________ shares (including fractional shares, if any) credited to my individual Plan account at the price or prices determined by the co-trustees of the Plan in their sole discretion. If this box is checked and no number is entered in the blank, all shares which are credited to your individual Plan account will be tendered in accordance with the previous sentence.

[ ]  4.   Please TENDER shares (including fractional shares, if any) credited to my individual Plan account in the quantities indicated below for each of the prices provided. A blank space before a given price will be taken to mean that no shares reflecting your interest in the Plan will be tendered at that price. FILL IN THE TABLE ON THE NEXT PAGE ONLY IF YOU HAVE CHECKED BOX 4.

     The total number of shares to be tendered which you indicate after boxes 2 and 3 above and in the table on the next page may NOT exceed the number of shares credited to your individual Plan account as shown to the right of your address, but it may be less than or equal to such number. If the total number of shares to be tendered which you indicate after boxes 2 and 3 above and in the table on the next page is less than the number of shares attributable to your individual Plan account, you will be deemed to have directed the co-trustees of the Plan NOT to tender the remaining shares.
--------------------------------------------------------------------------------

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

             FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX 4
                             ON THE PREVIOUS PAGE.

------------------------------------------------------------------------------
                              Number of                 Number of
Number of Shares                Shares                    Shares
   Tendered         Price     Tendered        Price     Tendered        Price
----------------    -----     ---------       -----     ---------       -----
   ________          $7.00      ________       $7.20      ________       $7.35
   ________          $7.05      ________       $7.25      ________       $7.40
   ________          $7.10      ________       $7.30      ________       $7.45
   ________          $7.15                                ________       $7.50
------------------------------------------------------------------------------


     The undersigned hereby directs Joseph W. Zerbib, Thierry Zerbib and Irene Loeb, as co-trustees of the Telesoft Corp. Profit Sharing Plan, to tender to Telesoft Corp., in accordance with the Offer to Purchase, dated February 4, 2000, and the related Letter of Transmittal, copies of which I have received and read, the indicated number of shares of the Company's common stock, reflecting my interest in the Plan credited to my individual Plan account, or to hold such shares, in either case as provided on this form.

Signature:__________________________________


Please print name:__________________________


Date:_________________________________, 2000

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